EXHIBIT 10.9
                                LEASE AGREEMENT

      This Lease Agreement is made and entered into as of the 1st day of July, 1997, by and between BankFirst, 625 Market Street, Knoxville, Tennessee 37902, hereinafter called "Lessor", and Clayton Homes, Inc., hereinafter called "Lessee".

      WHEREAS, Lessor is the owner of certain real property located at 625 Market Street, Knoxville, Tennessee 37902; and

      WHEREAS, Lessor desires to lease the 7th through the 15th floors of 625 Market Street, Knoxville, Tennessee (the "Premises") to Lessee, and Lessee desires to lease said Premises from Lessor upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, for and in consideration of the premises and the covenants and agreements hereinafter set forth, the Lessor and the Lessee hereby mutually covenant and agree as follows:

      1. Leased Premises. The Lessor separately leases to the Lessee each floor (the 7th through the 15th) of the Premises. Lessor is leasing said Premises to Lessee "as is, where is", with no warranties or representations.

      2. Term. The term of this Lease shall be month to month, commencing July 1, 1997.

      3. Rent. Lessee shall pay to Lessor an annual rental of Eight Dollars and Fifty Cents ($8.50) per square foot, per floor, in advance, on the first day of each month, for floors 7-13, and Four Dollars and Twenty-Five Cents ($4.25) for the 14th floor of the Premises, as follows:

      Floor                     Square Feet               Total Per Month Rental
      -----                     -----------               ----------------------
        7                          3106                          $2,200.00
        8                          3106                          $2,200.00
        9                          3106                          $2,200.00
       10                          3106                          $2,200.00
       11                          3106                          $2,200.00
       12                          3106                          $2,200.00
       13                          3106                          $2,200.00
       14                          3006                          $1,064.00
       15                    Discretionary Use                   $1,000.00

      4. Repairs and Maintenance. At all times during the term of this Lease, the Lessor shall keep and maintain at Lessor's own cost and expense, the Premises and all improvements now or hereafter erected thereon, and all facilities appurtenant to the Premises in good order and repair and in a safe, lawful and clean condition, free of dirt, rubbish, snow, ice and unlawful obstructions. It shall also be the Lessor's responsibility to maintain the exterior walls, and the heating and air conditioning system.

      5. Liens. Lessee shall pay and discharge all expenses incurred by Lessee for the services of mechanics or for the costs of goods and materials delivered by materialmen, and save and hold Lessor harmless from any and all claims by such mechanics or materialmen for labor or services performed or goods delivered at the request of the Lessee. Lessee shall discharge and satisfy any judgments taken on account of claims or liens filed by mechanics or materialmen for work ordered by Lessee.

      6. Utilities and Janitorial Services. The Lessor shall pay or cause to be paid all charges for the furnishing of utilities, including but not limited to, water, sewer, electricity, and gas or oil, or any other public utility charges that may or could be assessed against the Premises during the term of the Lease, for the removal of garbage and rubbish from the Property, and for janitorial services.

      7. Hazardous Materials. Lessee shall not permit the Premises to be used for the production or storage of any "Hazardous Substance" as that term is defined by federal and state law. Lessee shall, at Lessee's own expense, comply with all law regulating the use, generation, storage, transportation and disposal of Hazardous Substances. Lessee shall remove, at its own expense, any Hazardous Substances which it permits to be located on the Premises during the term of this Lease. Lessee shall indemnify, defend and hold harmless Lessor from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including attorney and consultant fees), arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs at, on , or from the Premises during the term of this Lease.

      8. Alteration. The Lessee shall make no structural alterations or additions or improvements to the Premises without the prior written consent of the Lessor.

      9. Trade Fixtures. Provided Lessee is not then in default, Lessee may remove any trade fixtures installed by it in the Premises. Lessee shall promptly and at its sole cost and expense repair any damage to the Premises incurred in removing such trade fixtures.

      10. Indemnity. Lessee shall indemnify and hold Lessor and the Premises free and harmless from any and all liabilities, claims, loss, damages, or expenses resulting from Lessee's occupation and use of the property, specifically including, without limitation, any liability, claim, loss, damage, or expense arising by reason of: (1) the death or injury of any person, including Lessee, or any person who is an employee, agent or invitee of Lessee, or by reason of the damage to or destruction of any property, including property owned by Lessee, or by any person who is an employee, agent or invitee of Lessee, from any cause whatsoever while such person or property is in or on the Premises or in any way connected with the Premises or with any of the improvements or personal property on the Premises; and (2) any work performed on the Premises or materials furnished to the Premises at the request of Lessee or any person or entity acting for or on behalf of Lessee.

      11. Assignment and Sub-Leasing. Lessee will not, without first obtaining the written consent of Lessor, sell, assign, mortgage or transfer this Lease, in whole or in part, or sublet all or any part of the Premises.

      12. Destruction of Premises. Should the Premises be destroyed by fire, lightning, tornado, or the like, or be so damaged as to render the Premises unfit for Lessee's use and occupancy, then this Lease shall terminate on the date of such destruction or damage. Lessor shall be entitled to receive all insurance proceeds related to the destruction or damage of the Premises, and Lessor is not under any obligation to restore the Premises to its original condition.

      13. Condemnation. If the whole or substantially the whole of the Premises shall be lawfully condemned or taken in any manner for any public or quasi public use or purpose, this Lease and the term and estate hereby granted shall forthwith cease and terminate as of the date of taking. Lessor shall be entitled to receive the entire award in any condemnation proceeding, including any award for the value of any unexpired term of this Lease, and Lessee shall have no claim against the proceeds of condemnation. Lessee shall have the right to maintain any action allowable by law for damage to its Premises or personal property.

      14. Remedies on Default. Upon the occurrence of any default under this Agreement, the Lessor shall have the right, at its option, to elect any one or more of the following remedies:

            (1) Lessor may, at its option, re-enter and take possession of the Premises and improvements without terminating this Lease, and sub-lease the Premises in their entirety for the account of Lessee, holding Lessee liable for the difference in the rents and other amounts actually paid by such sub-lessee in sub-letting and the rents and other amounts payable by Lessee hereunder;

            (2) The Lessor may terminate the Lease Term, exclude Lessee from possession of the Premises and improvements, and use Lessor's best efforts to lease the same to another for the account of Lessor, holding Lessee liable for all rent and other amounts payable by Lessee hereunder;

            (3) The Lessor may take whatever action at law or in equity may appear necessary or desirable to collect the rent and other amounts then due and thereafter to become due, and to enforce performance and observance of any obligation, agreement or covenant of Lessee under this Agreement, and in connection with such actions, to recover any and all damages to Lessor for Lessee's violation or breach of the Lease.

      15. Termination. Lessee may terminate this Lease Agreement with respect to one (1) or more floors of the Premises by giving Lessor written notice thirty
(30) days prior to the intended termination date, which shall be the last day of the applicable month, and by vacating by the termination date that portion of the Premises for which the Lease is to be terminated. Lessee shall leave the vacated portion of the Premises "broom clean". If the Lessee has not vacated the Premises by the termination date, then this Lease shall continue in full force and effect for an additional month until Lessee has vacated the Premises.

      16. Entire Agreement. This Lease sets forth the entire understanding and agreement of Lessor and Lessee with respect to the Premises. No modifications of or amendments to this Lease shall be binding upon Lessee and/or Lessor unless in writing and signed by both parties hereto. This Agreement shall be binding upon the parties and any permitted successors and assigns.

      IN WITNESS WHEREOF, the Lessor and Lessee have caused this Lease to be executed as of the date and year first above written.

                                         LESSOR:

                                         BANKFIRST


                                         By: /s/ Fred R. Lawson
                                             -----------------------------------
                                                 Fred R. Lawson, President

                                         LESSEE:

                                         CLAYTON HOMES, INC.

                                         By: /s/ John Kalee
                                             -----------------------------------

                                         Its: Vice President


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

STATE OF TENNESSEE          )

COUNTY OF KNOX              )

      Personally appeared before me, a Notary Public in and for said State and County, Fred R. Lawson, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be President of BankFirst, and that he, as such officer of said corporation, being authorized so to do, signed, sealed and delivered the foregoing instrument in my presence for the purposes therein contained as his free act and deed, by signing the name of the corporation by himself as such officer.

      Witness my hand and seal at office, this 19th day of August, 1997.

                                            /S/ Leslie J. Ruhn
                                            ------------------------------------
                                            Notary Public

My commission expires: 6-20-01

STATE OF TENNESSEE          )

COUNTY OF KNOX              )

      Personally appeared before me, a Notary Public in and for said State and County, John Kalee, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be Vice President of Clayton Homes, Inc., and that she/he, as such officer of said corporation, being authorized so to do, signed, sealed and delivered the foregoing instrument in my presence for the purposes therein contained as her/his free act and deed, by signing the name of the corporation by himself as such officer.

      Witness my hand and seal at office, this 19th day of August, 1997.

                                            /s/ Ernest H. Robert, Sr.
                                            ------------------------------------
                                            Notary Public

My commission expires: 4/2/01



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